Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Western Asset Funds, Inc. of our report dated July 18, 2019, relating to the financial statements and financial highlights, which appears in Western Asset Intermediate Bond Fund, Western Asset Total Return Unconstrained Fund, and Western Asset High Yield Fund’s Annual Report on Form N-CSR for the year ended May 31, 2019. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial highlights” in such Registration Statement.

Baltimore, Maryland

September 19, 2019